Exhibit 8.1
[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]
August 17, 2006
Regions Financial Corporation
417 North 20th Street
Birmingham, AL 35203
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Regions Financial Corporation, a Delaware corporation (“Regions”), relating to the proposed merger of AmSouth Bancorporation, a Delaware corporation, with and into Regions, with Regions surviving the merger.
     We have participated in the preparation of the discussion set forth in the section entitled “THE MERGER—Material Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz